EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

UNIVERSAL TECH CORP.

____________________________________________________

Universal Tech Corp. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, as amended (the “DGCL”), does hereby certify as follows:

1. The Corporation was originally incorporated under the name Universal Tech Corp. The original certificate of incorporation (the “Original Certificate of Incorporation”) of the Corporation was filed with the office of the Secretary of State of the State of Delaware on May 17, 2011. On March 4, 2013, the Corporation approved a one hundred for one (100:1) forward split of its Common Stock, a name change to Sanborn Resources, Ltd., and this Amended and Restated Certificate of Incorporation.

2. This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) and by the stockholders of the Corporation in accordance with Sections 242 and 245 of the DGCL and by the written consent of its stockholders in accordance with Section 228 of the DGCL.

3. This Amended and Restated Certificate of Incorporation restates and amends the Original Certificate of Incorporation of the Corporation.

4. The Original Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

FIRST:  The name of the Corporation formed hereby (the “Corporation”) is Sanborn Resources, Ltd.

SECOND:  The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is 1811 Silverside Road, Wilmington DE 19810, New Castle County; and the name of the registered agent of the Corporation in the State of Delaware at such address is Vcorp Services LLC.

THIRD:  The nature of the business and of the purposes to be conducted and promoted by the Corporation is to conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH:

A.           Classes and Number of Shares.  The total number of shares of stock that the Corporation shall have authority to issue is One billion twenty million (1,020,000,000).  The classes and aggregate number of shares of each class which the Corporation shall have authority to issue are as follows:
1.           One billion (1,000,000,000) shares of common stock, par value $0.0001 per share (the “Common Stock”); and

2.           Twenty million (20,000,000) shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

B.           Blank Check Powers.  The Corporation shall have the authority, from time to time, to issue one or more classes of the Preferred Stock in one or more series.  The Board of Directors shall have authority to establish and designate classes and series within such classes, and to fix the number of shares included in each such class or series and the variations in the relative rights, preferences and limitations as between classes or series; provided, however, that, if the stated dividends and amounts payable on liquidation are not paid in full, the shares of all series of the same class shall share ratably in the payment of dividends including accumulations, if any, in accordance with the sums which would be payable on such shares if all dividends were declared and paid in full, and in any distribution of assets other than by way of dividends in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full.  Shares of each such class, and each series within such class when issued shall be designated to distinguish the shares of each series from shares of all other classes and series.

The authority of the Board of Directors with respect to each class, or each series within a class shall include, but not be limited to, determination of the following:

(a)	the designation of the class or series, which may be by distinguishing number, letter or title;
(b)
the number of shares of the class or series, which number the Board of Directors (except where otherwise provided in the resolution of the Board of Directors providing for the issuance of such class or series, as set forth in the certificate of designations filed in accordance with Section 151(g) of the DGCL (the “Preferred Stock Designation”) thereafter may increase or decrease (but not below the number of shares thereof then outstanding);

(c)
the amounts payable on, and the preferences, if any, of shares of the class or series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative, and senior or subordinate to dividends payable respecting other securities of the Corporation;

(d)	the dates on which such dividends, if any, shall be payable;
(e)	the redemption and or call rights and price or prices, if any, for shares of the class or series;
(f)	the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;
(g)
the amounts payable on, and the preferences, if any, of shares of the class or series in the event of any voluntary or involuntary liquidation , dissolution or winding up of the affairs of the Corporation;

(h)
whether the shares of the class or series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such share shall be convertible or exchangeable and all other terms, conditions and limitations respecting such conversion or exchange;

(i)	restrictions on the issuance of shares of the same class or series or of any other class or series;
(j)	the voting rights if any, of the holders of shares of the class or series;
(k)	rights, if any, of the holders of shares of the class or series to nominate directors to the Board of Directors of the Corporation; and
(l)	all other rights and preferences, if any, of the holders of the shares of the series, including rights, if any, to designate members of the board of directors of the Corporation.

The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof.  The holders of shares of Common Stock shall be entitled to one vote for each such share upon all questions presented to the stockholders, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and except as otherwise may be provided in this Certificate of Incorporation, in a Preferred Stock Designation or otherwise required by applicable law, holders of Preferred Stock shall not be entitle to vote at or receive notice of any meeting of stockholders.

The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

The authorized and treasury stock of the Corporation may be issued at such time, upon such terms and conditions and for such consideration as the Board of Directors shall determine.  Stockholders, unless expressly having been granted such rights pursuant to separate agreement of the Corporation, shall not have pre-emptive rights to acquire unissued shares of stock of the Corporation.  The election of directors need not be by written ballot, except and to the extent otherwise provided in the Bylaws.

FIFTH:  Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders, of this Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders, of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

SIXTH:  The Board of Directors shall have the power to make, alter, or repeal the Bylaws, and to adopt any new Bylaw.

SEVENTH:  To the fullest extent that the DGCL, as it exists on the date hereof or as it may hereafter be amended, permits the limitation or elimination of the liability of directors, no director of this Corporation shall be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither the amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall adversely affect any right or protection of a director of the Corporation existing at the time of such amendment or repeal.

EIGHTH:  The Corporation shall, to the fullest extent permitted by Section 145 of the DGCL, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section.  The Corporation shall advance expenses to the fullest extent permitted by said section.  Such right to indemnification and advancement of expenses shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.  The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

NINTH: The Corporation reserves the right to amend, alter, change and repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law and all rights conferred on officers, directors and stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf on March 4, 2013.

/s/ James Davidson
James Davidson Chief Executive Officer